Exhibit 10.18

AlertOnline, Inc.
2001 Western Ave., Suite 410
Seattle, WA 98121

PERSONAL AND CONFIDENTIAL

May 22, 2000

Jim Nuccitelli

[Address]

Dear Jim:

We are delighted to offer you the position of Director of Sales. You will report directly to the Senior Vice President of Marketing. We would like your first day of employment to be no later than June 15, 2000. Your base salary will be $6250.00 paid twice monthly which annualizes to $150,000.00. The company expects to implement a sales compensation plan within 12 months. As part of this plan, your compensation will be reviewed and potentially adjusted to increase your total targeted compensation. Your performance will be reviewed annually with the first review scheduled for June 2001.

Initially, your current benefits will be continued through your COBRA plan. We will pay to continue this coverage. As soon as feasible, we will offer a competitive benefits package in which you will be eligible to enroll yourself and your family. The company expects to provide a fixed dollar amount to cover various benefits. You will have benefit choices to select from that are expected to include:

☐	Family Health Plan	☐	Life Insurance
☐	Dental Plan	☐	Eight paid holidays
☐	Disability Insurance	☐	401K with eligibility in three months
☐	Six weeks paid sabbatical after five years employment	☐	Three weeks per year for use as vacation, personal time off and sick days

Stock Options: In addition, you will be eligible to participate in our key employee stock option program. The company expects to formalize this program within the next two months and specific details will be published at that time. Upon joining the Company, we will recommend to the AlertOnline Board of Directors to grant you options for two hundred twenty five thousand (225,000) shares. The Board of Directors shall determine the price per share. This price shall be no greater than $0.10/share. These options will vest according to the following schedule: 25% on the first anniversary of your employment, and 1/36th of the remaining per month for 36 months after the first anniversary of your employment. Vesting will, of course, depend on your continued employment with the Company. The options will be incentive stock options to the maximum extent allowed by the federal tax code and will be subject to the terms of the Company’s 2000 Stock Option Plan. The Board of Directors has already informally approved your options, but incentive stock options can only be granted to you after you become an employee.

Other terms:

1.	Proprietary Information, Assignment of Inventions and Noncompete Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to a company officer, of the Company’s Proprietary Information, Assignment of Inventions and Noncompete Agreement. A copy of this agreement is enclosed for your review and execution. Please sign and return these two agreements with your acceptance letter.

2.	At-Will Employment. Either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

3.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us on your first day of work, or our employment relationship with you may be terminated.

4.	Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

5.	Background Check. In connection with your consideration for employment, the Company requires all applicants consent to undergo an investigative background check including a credit check. This offer is contingent upon the background check showing satisfactory results.

6.	No Violation of Other Agreements. The Company is extending this offer contingent upon the understanding that your joining the Company and performing your duties with the Company will not violate any court order to which you are subject or any agreement such as a noncompetition, confidentiality or similar agreement to which you are or have been a party.

7.	Governing Law. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Washington as applied to agreements entered into and to be performed within Washington solely by residents of that state.

8.	Severability. The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.	Entire Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

10.	Amendments. This letter may not be modified or amended except by a written agreement, signed by an authorized officer of the Company and by you.

11.

Employment Agreement: If you are fired without cause during the first twelve months of employment, a percentage of your stock option grant will be vested (equal to 1/48th of your grant per month employed) and you will be granted four months of your base salary as severance pay.

12.	Offer Period. This offer is valid through May 22, 2000.

While this letter has outlined certain aspects of the compensation and benefits that we intend to offer at this time, please be aware that the forms and types of compensation and benefits may change from time to time and that AlertOnline reserves the right to make such changes as are deemed appropriate to meet business objectives.

Jim, we are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Proprietary Information and Inventions Agreement.

Very truly yours,
AlertOnline, Inc.

/s/ Kenneth Pawlak
Kenneth Pawlak
SVP, Marketing
Date: May 22, 2000

OFFER ACCEPTED AND AGREED:

/s/ Jim Nuccitelli
Jim Nuccitelli
Date: May 22, 2000

4